EXHIBIT 10.1

Spherion Corporation
Corporate Executives
Management Variable Pay Plan

2010 Variable Pay Plan

For Plan Year: Fiscal 2010

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Introduction
The following Variable Pay Plan (the “Plan”) is designed to reward Plan Eligible Associates for achievement of specific goals as well as to provide an incentive to retain talent and encourage future performance with Spherion. This Plan has been established to align your individual success with that of Spherion.
Your dedication and commitment to the Company is greatly appreciated. Thank you for your continued support now and in the future.
Effective Date/Plan Year
This Plan is in effect beginning December 28, 2009 through December 26, 2010 (the “Plan Year”). This Plan supersedes any prior plans as of the date it becomes effective. This Plan may be extended beyond the Plan Year at the sole discretion of Spherion.
Eligibility
Eligibility to participate in this Plan is within Spherion’s sole discretion, but in general is based on an Associate’s position. For purposes of this Plan, the term Plan Eligible Associate means an Associate who Spherion determines is eligible to participate in this Plan.
Eligibility begins on the first day of the accounting quarter after an Associate begins employment as a Plan Eligible Associate and terminates immediately when an Associate’s employment as a Plan Eligible Associate ends.

Start/Transfer
Date Must be on
	First Day	Last Day	or Before to be	Bonus Payment
Quarter	of Quarter	of Quarter	Eligible	Date
Q1, 2010	12/28/09	03/28/10	12/27/09
Q2, 2010	03/29/10	06/27/10	03/28/10
Q3, 2010	06/28/10	09/26/10	06/27/10
Q4, 2010	09/27/10	12/26/10	09/26/10	02/25/11

A plan acknowledgement stating that a Plan Eligible Associate has received his/her plan document and agrees to the terms and conditions contained within the plan document is a requirement to be eligible to participate in this Plan.
Change of Positions/Leave of Absence/ Other types of Pro-rated Compensation
In order to be eligible for or earn any compensation under this Plan, a Plan Eligible Associate must remain employed by Spherion in some capacity through the last date of the Variable Pay Period. If the Plan Eligible Associate does not meet this condition, he/she will not earn any compensation under this Plan (see the Variable Pay Period/Payment section below). If a Plan Eligible Associate meets this condition, but was actively employed as a Plan Eligible Associate for only a part of the Variable Pay Period, his/her compensation under this Plan will be pro-rated based on the number of full weeks he/she was actively employed as a Plan Eligible Associate. Some examples include:
1.	New Hire

2.	Leave of Absence — LOA

3.	Change in Work Classification Status (full-time vs. part-time)

4.	Position Changes resulting in Incentive Plan &/or Salary Changes

5.	P&L Roll Up Structure Changes (with no position change)

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For a detailed explanation of the administrative policies on how these and other types of Personnel Changes affect the Plan Eligible Associate’s compensation, please refer to the Pro-Ration Guidelines.
Components
A Plan Eligible Associate has a Variable Pay Opportunity which is determined as a percentage (%) of his/her base salary.
The Variable Pay Opportunity is made up of two components: (1) Adjusted Earnings per Share (EPS) from Continuing Operations and (2) Individual & Operational Goal Measurement. The specifics of these components are described in more detail below.
To the extent permitted by the law, Spherion shall have the right to withhold, deduct, and/or set off any and all amounts for bad debts (including write-offs), re-bills, credits, or other adjustments from the payment calculations.
1.	Adjusted Earnings per Share (EPS) from Continuing Operations: 80% of the Variable Pay Opportunity is based on the Company attaining adjusted EPS from continuing operations Target for fiscal year 2010. In order for a Plan Eligible Associate to earn any compensation under this adjusted EPS component, the Company must attain a minimum adjusted EPS threshold from continuing operations as represented in the scale below. The adjusted EPS component will not be earned if 2010 adjusted EPS from continuing operations is less than the threshold. If the adjusted EPS threshold is reached, the component payout will be precisely interpolated between Goal Levels as reflected in the chart below.

If Company adjusted EPS performance exceeds 125% payout for fiscal year 2010, management will establish a payout scale above that level for incentive eligible associates based upon performance and market conditions. The established payout scale will range between 126% and 200% of bonus opportunity for an eligible associate and will be communicated mid-year 2010.

The Executive Team’s 2010 annual incentive opportunity will be conditioned on certain pre-established EPS levels as summarized below:

	Adjusted EPS		Memo: Adjusted
	from		EBITDA from
Performance	Continuing	Payout as a	Continuing	Memo: EBITDA as a %
Level	Operations	% of Target	Operations	of Plan
Maximum	(a)	200%	*	*
Above Target	(b)	125%	*	*
Target	(c)	100%	*	*
Plan	*	80%	*	*
Threshold	*	40%	*	*
Below Threshold	*	0%	*	*

*	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

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(a)	EPS at Maximum computed as EBITDA of $* less actual GAAP interest, taxes, depreciation and amortization divided by actual fully diluted shares outstanding.

(b)	EPS at Above Target computed as EBITDA of $* less actual GAAP interest, taxes, depreciation and amortization divided by actual fully diluted shares outstanding

(c)	EPS at Target computed as EBITDA of $* less actual GAAP interest, taxes, depreciation and amortization divided by actual fully diluted shares outstanding.

If the adjusted EPS threshold is attained, the payout will be precisely interpolated between Performance Levels. 100% of any amount earned pursuant to the EPS performance may be adjusted positively or negatively at the discretion of the Board of Directors after considering the Company’s performance compared with its peer companies.

Note: Adjusted EPS from Continuing Operations will be adjusted to reflect the impact of any acquisitions based on the development and finalization of the acquired company’s Board approved business plan.
2.	Individual & Operational Goal Measurement. 20% of the Variable Pay Opportunity is based on the attainment of one or more categories of the Individual and Operational Goals. Each Component will be weighted equally for achievement.

The three main categories of Individual and Operational goals are as follows:

a. * b. * c. *
Individual goals and performance measures are assigned to each operational goal. If the assigned category goal is reached, the component payout will be precisely interpolated between Goal Levels as reflected in the chart below:

				Percentage of
Goal Level	Operational Goal Measurement			Component
	*	*	*
Achievement	*	*	*	200%
Target	*	*	*	100%
Threshold	*	*	*	50%
Below Threshold	*	*	*	0%

*	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

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Variable Pay Period/ Payment
The “Variable Pay Period” is the Plan Year. Compensation under this Plan is based on annual results and is therefore earned on an annual basis. A Plan Eligible Associate must be employed by Spherion through the last date of the Variable Pay Period to be eligible for or earn any compensation under this Plan (see Termination of Employment section below). Any compensation earned under this Plan will be paid within 45 business days after the close of the accounting year.
Termination of Employment
Eligibility to participate in or receive any compensation under this Plan ceases immediately upon termination of employment with Spherion regardless of whether such termination of employment is due to resignation, termination without cause, termination for cause, or otherwise.
A Plan Eligible Associate, whose employment with Spherion terminates prior to the end of the Variable Pay Period, will not be eligible for or be considered to have earned compensation under this Plan in whole or in part.
In addition, any Plan Eligible Associate who resigns his/her employment or who is terminated for cause after the end of the Variable Pay Period but before Spherion pays the actual compensation awarded under this Plan will not be considered to have met the eligibility requirements of the Plan. The final eligibility requirement of the Plan is for the otherwise eligible associate to remain employed with the Spherion between the end of the Variable Pay Period and the payout date unless the otherwise Plan Eligible Associate is terminated by Spherion without cause. If the otherwise Plan Eligible Associate is terminated by Spherion without cause after the Variable Pay Period but before Spherion pays the compensation, the Plan Eligible Associate will be considered to have met the necessary requirements for compensation under this Plan.
The eligibility requirements described in this Plan are void to the extent that they conflict with state or local law.
Bonus Cap
A Plan Eligible Associate may not earn more than 200% of the Plan Eligible Associate’s opportunity for the Plan Year under this Plan.
Disputes; Conflicts
If there is a dispute related to this Plan, including, but not limited to, a dispute over eligibility or award, it will be resolved by the Compensation Committee or its designee, whose decision shall be final.
Notwithstanding the foregoing, or anything to the contrary in the Plan, in the event of any conflict between the terms of this Plan, and the terms of the Plan Eligible Associate’s Executive Employment Agreement with the Company, the terms of the Employment Agreement shall govern.

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At-Will Employment
The only matter this Plan is intended to address is variable pay compensation. Nothing in this Plan shall alter or be construed as to alter the at-will employment status of any Plan Eligible Associate. The Plan Eligible Associate’s employment is at-will and may be terminated by either party at any time, with or without cause.
Amendments, Exceptions or Termination of the Plan
The Compensation Committee or its designee will administer this Plan and have the power to implement, operate, and interpret this Plan and to take such action as it deems equitable and consistent with the purpose of this Plan in particular circumstances. No exception or modification to this Plan will be valid unless it has been approved in writing by the Compensation Committee or its designee.
The Company reserves the right to change, modify, alter, amend, or cancel this Plan at any time, with or without notice and with or without consideration.
Acknowledgement
We hereby acknowledge receipt and agree with the foregoing variable pay plan for FY 2010 (the “Plan”), which is in effect from December 28, 2009, through December 26, 2010. Except as otherwise stated in the Plan, the Plan supersedes and replaces all other variable pay plans that previously applied to your current position with Spherion.
We also understand that any exception or modification to the Plan must be approved in writing by the Chief Human Resources Officer and/or his or her designee and the President of the Business Group of Spherion Corporation.

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